Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-87944, 333-27973, and 333-128959 on Forms S-8 of our report dated August 19, 2008, relating to the consolidated financial statements and financial statement schedule of Schiff Nutrition International, Inc., appearing in this Annual Report on Form 10-K of Schiff Nutrition International, Inc. for the year ended May 31, 2008.

We also consent to the reference to us under “Item 6. Selected Consolidated Financial and Operating Data” in Form 10-K.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Schiff Nutrition International, Inc., listed in Item 15.  This financial statement schedule is the responsibility of Schiff Nutrition International, Inc’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
August 19, 2008

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